Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Fourth Quarter and Full Year Ended January 31, 2009 Results

-Company Achieves Previously Issued Fiscal 2009 Earnings Per Share Outlook-

-Full Year Fiscal 2009 Pre-Tax  Income Increases to $30.5  Million-

Fourth Quarter Revenue Increased 40% to $189 Million-

-Fourth Quarter Pre-Tax Income Grew to $5.4  Million-

-Company Completed Two Acquisitions During the  Quarter Consisting of Ten Dealerships-

Fargo, ND — April 16, 2009 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full service agricultural and construction equipment stores, today reported financial results for the fourth quarter and fiscal year ended January 31, 2009.

Fiscal 2009 Fourth Quarter

For the fourth quarter of fiscal 2009, revenue increased 40% to $189.0 million from revenue of $135.2 million in the fourth quarter of the prior year.  All three of the Company’s main revenue sources - equipment, parts and service - contributed to this period-over-period revenue growth.  Equipment sales were $153.6 million, compared to $112.5 million in the same period last year.  Parts sales were $20.1 million in the fourth quarter, up from $13.2 million in the prior-year period.  Revenue generated from service improved to $11.6 million in the quarter, compared to $6.4 million in the fourth quarter of last year.

Gross profit for the fiscal fourth quarter increased 38.2% to $32.5 million, compared to $23.5 million in the fourth quarter of the prior year. The Company’s gross profit margin was 17.2% in the fiscal fourth quarter, compared to 17.4% in the fourth quarter of fiscal 2008.  Gross profit from parts and service revenue contributed 40% of overall gross profit for fiscal fourth quarter 2009 compared to 35% in the fourth quarter last year.

Operating income for the fiscal fourth quarter increased to $6.4 million compared to $6.1 million in the same period a year ago.  Pre-tax income for the fiscal fourth quarter increased to $5.4 million, compared to $1.2 million in the same period last year.  The Company’s fourth quarter fiscal 2008 results include one-time IPO related debt conversion and retirement costs of $3.8 million.  Pre-tax margin was 2.8% for fiscal fourth quarter 2009, compared to 0.9% for the fourth quarter fiscal 2008 which includes the aforementioned debt retirement costs.

Net income for the fiscal fourth quarter of 2009 was $3.2 million, compared to net income of $0.3 million in the fourth quarter last year.  Included in the fiscal 2008 results were the aforementioned debt conversion and retirement costs.  Earnings per diluted share for fiscal fourth quarter 2009 were $0.18 on approximately 17.9 million shares outstanding, compared to $0.02 per share on approximately 10.9 million shares outstanding.  The increase in weighted average shares outstanding is due to the Company’s initial public offering in December 2007 and its May 2008 follow-on offering.

Fiscal 2009 Results

For the full year ended January 31, 2009, revenue increased 59% to $690.4 million from $433.0 million for the same period last year; of the $257 million increase in revenue, $176 million was from acquired business unit growth and the remaining $81 million increase was from organic growth.  Gross margin for fiscal 2009 increased to 17.4% compared to 16.6% in the previous year.  Pre-tax income for the full year of fiscal 2009 increased to $30.5 million for a pre-tax margin of 4.4%, compared to $9.3 million or a pre-tax margin of 2.2% for the comparable period last year.    Net income for the full year of fiscal 2009 was $18.1 million, or $1.08 per diluted share, which is within the Company’s previously issued guidance range of $1.07 to $1.11 per share, compared to $5.2 million, or $0.67 per diluted share, in the same period last year.  The Company’s fiscal 2008 results include the aforementioned $3.8 million in one-time IPO related debt conversion and retirement costs.

Balance Sheet

The Company ended fiscal 2009 with a very strong balance sheet. The Company’s cash, cash equivalents, and U.S. Treasury Bills increased to $86 million as of January 31, 2009.    Working capital at the end of fiscal 2009 was $135 million.  As of January 31, 2009 the Company had $138 million available of its $315 million total Floorplan lines of credit; additionally the Company maintained a $25 million operating line of credit with $24.75 million available.  Long term debt including current maturities was $22.4 million at the end of fiscal 2009.

“We are pleased with our strong fourth quarter and full year performance in fiscal 2009, as we achieved solid revenue and earnings growth and improved our gross and pre-tax margins for the full year,” stated David Meyer, Titan Machinery’s Chairman and Chief Executive Officer.  “We increased our revenue and gross profit in all three of our revenue sources—equipment, parts, and services, underscoring the strength of our business model, which is driven by organic and acquired growth.  In addition, the higher margin parts and service revenue represented 46% of total gross profit for the year. In fiscal 2009, we made seven acquisitions consisting of 22 dealerships and ended the year with 62 dealerships.  Our entire organization has done an excellent job integrating these newly acquired stores into our existing network and implementing the Titan Operating Model of offering customers superior service, technical expertise, selection and value.”

Mr. Meyer continued, “In fiscal 2010, we expect to achieve overall revenue growth despite the historically stronger than normal agriculture sector results in fiscal 2009.  We also will continue to use our strong operating cash flow and strong balance sheet to further invest in our business and make strategic selective acquisitions in construction and agricultural dealerships as we position ourselves for long-term growth and profitability.”

Acquisitions

The Company closed two acquisitions in the fourth quarter fiscal 2009, consisting of ten stores with historical revenues of $57.5 million in the most recent fiscal year for which results are available.

Anderson Power and Equipment, Inc., with one store in Thief River Falls, Minnesota, is a farm equipment dealership selling the New Holland and Case IH brands.  Anderson Power and Equipment reported revenues of approximately $8.6 million in its most recently reported fiscal year ended March 31, 2008.  This dealership is strategically located between the Company’s Crookston, Grand Forks and Roseau stores.

Western Plains Machinery Co. and WP Rentals consists of nine construction stores in Montana and Wyoming.  Western Plains Machinery has Case Construction dealerships in Billings, Great Falls, Missoula, and Kalispell, Montana and Casper and Gillette, Wyoming. WP Rentals has locations in Billings and Belgrade, Montana and Cheyenne, Wyoming. For the fiscal year ended December 31, 2007, Western Plains Machinery and WP Rental generated revenues of $48.9 million.  These nine locations are contiguous to the Company’s existing construction stores in North and South Dakota, Iowa and Nebraska, providing great synergies with the existing construction stores.

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the Company’s business.  The Company is anticipating achieving increased revenue for the full year ending January 31, 2010 in a range of $750 million to $790 million. Net income is expected to be in the range of $16.6  million to $18.7  million.  Taking into account a higher share count compared to fiscal 2009,  the Company expects to achieve earnings per diluted share in the range of $0.92 to $1.04.  Weighted average diluted shares outstanding for the fiscal year ending January 31, 2010 are estimated to be approximately 18.0 million shares.

Conference Call and PowerPoint Presentation Information

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under investor relations at www.titanmachinery.com.

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (800) 762-8779 from the U.S. International callers can dial (480) 248-5081. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 30, 2009, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 from international locations, and entering confirmation code 4050552. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.titanmachinery.com. The webcast will be archived for 30 days.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, is a multi-unit business with mature locations and newly acquired locations. The Company owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America. The current Titan Machinery network consists of 62 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including two outlet stores, representing one or more of the CNH Brands (NYSE:CNH) CaseIH, New Holland

Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding long-term growth opportunities in the Company’s targeted agricultural and construction markets, the Company’s expected results of operations for the fiscal year ending January 31, 2010, and organic growth and acquisition opportunities, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The current global financial turmoil has generated an historic amount of uncertainty and volatility making it particularly difficult to forecast results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the impact of continuing unfavorable conditions in the credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic area served.  Those and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1100

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands)

	January 31,	January 31,
	2009	2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$41,047	$42,803
U.S. treasury bills	44,994	—
Total cash, cash equivalents and U.S. treasury bills	86,041	42,803

Receivables, net	19,626	22,061
Inventories	241,094	145,767
Prepaid expenses	533	215
Income taxes receivable	1,433	1,074
Deferred income taxes	1,426	1,027

Total current assets	350,153	212,947

INTANGIBLES AND OTHER ASSETS
Parts inventory in excess of amounts expected to be sold currently	1,509	1,480
Goodwill	12,465	8,271
Intangible assets, net of accumulated amortization	365	337
Other	487	312
	14,826	10,400

PROPERTY AND EQUIPMENT, net of accumulated depreciation	45,269	16,022

	$410,248	$239,369

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$18,652	$9,244
Floorplan notes payable	166,481	105,848
Current maturities of long-term debt	7,623	5,654
Customer deposits	15,158	19,309
Accrued expenses	8,308	6,138

Total current liabilities	216,222	146,193

LONG-TERM LIABILITIES
Long-term debt, less current maturities	14,810	13,083
Deferred income taxes	3,503	1,865
Other long term liabilities	1,946	811
	20,259	15,759

SUBORDINATED DEBENTURES	—	1,300

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000,000 shares; issued and outstanding - 17,656,528 at January 31, 2009 and 13,440,654, at January 31, 2008	—	—
Additional paid-in-capital	137,755	58,180
Retained earnings	36,012	17,937
	173,767	76,117

	$410,248	$239,369

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2009	2008	2009	2008
	(unaudited)
REVENUE
Equipment	$153,602	$112,528	$540,307	$338,382
Parts	20,074	13,182	94,984	58,743
Service	11,598	6,405	44,224	27,344
Other, including trucking and rental	3,715	3,046	10,922	8,502
TOTAL REVENUE	188,989	135,161	690,437	432,971

COST OF REVENUE
Equipment	134,742	97,988	478,324	302,320
Parts	14,149	8,900	67,270	42,568
Service	4,385	2,387	16,729	10,118
Other, including trucking and rental	3,218	2,379	8,245	5,913
TOTAL COST OF REVENUE	156,494	111,654	570,568	360,919

GROSS PROFIT	32,495	23,507	119,869	72,052

OPERATING EXPENSES	26,135	17,358	86,940	53,190

INCOME FROM OPERATIONS	6,360	6,149	32,929	18,862

OTHER INCOME (EXPENSE)
Interest and other income	288	373	1,545	577
Floorplan interest expense	(1,158)	(1,008)	(3,240)	(3,812)
Subordinated debt interest expense	—	(227)	(21)	(1,552)
Debt retirement costs	—	(3,824)	—	(3,824)
Interest expense other	(140)	(296)	(708)	(928)

INCOME BEFORE INCOME TAXES	5,350	1,167	30,505	9,323

PROVISION FOR INCOME TAXES	(2,180)	(897)	(12,430)	(4,110)

NET INCOME	$3,170	$270	$18,075	$5,213

ADJUSTMENTS TO INCOME:
Amortization of syndication fees	—	(36)	—	(51)
Unpaid accumulated preferred dividends	—	(11)	—	(88)

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$3,170	$223	$18,075	$5,074

EARNINGS PER SHARE - BASIC	$0.18	$0.02	$1.11	$0.90
EARNINGS PER SHARE - DILUTED	$0.18	$0.02	$1.08	$0.67